UNION PACIFIC ANNOUNCES SPENDING REDUCTION;
                      EXPECTS LOWER FOURTH QUARTER EARNINGS

FOR IMMEDIATE RELEASE:

        OMAHA, December 27 - Prompted by clear signs of an economic slowdown, Union Pacific Corporation (NYSE: UNP) announced today that it will reduce employment levels and planned capital spending for 2001. Severance costs associated with these actions will result in an after-tax charge to earnings of approximately $70 million in the fourth quarter, 2000, or $.26 per fully diluted share. At the same time, Union Pacific now expects fourth quarter earnings, before the one-time charge, to range between $.87 to $.90 per share, compared with $.95 per share in the final quarter of 1999.

        The corporation's board of directors approved the actions today.

       "Our strong franchise, our improving productivity and our innovative new services have created momentum that not only positions us for long term growth but also will allow us to profitably weather a slow down in the economy," said Dick Davidson, Chairman and Chief Executive Officer. "The downward trend in the economy has accelerated sharply in the past few weeks. The railroad's fourth quarter carloadings are expected to rise by only one percent over a year ago, considerably below our forecast. An increasing number of our customers report that their business levels have weakened, and few see any signs of significant improvement."

        To help offset as much of this as possible, Union Pacific will accelerate productivity enhancement measures that had been planned for later in 2001 and beyond.

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        Employment  at Union  Pacific  Railroad,  which  this year has  averaged approximately 50,000 through November, will be reduced by about 2,000 jobs, or four percent, primarily during the first half of 2001. About one-half of the reductions are expected to come through attrition. The remainder will result from a combination of an early retirement program and involuntary layoffs. The jobs reduction program will include both agreement and non-agreement employees and will affect every part of the 23-state Union Pacific system.

        "We always try to use attrition first to achieve any necessary reductions in our workforce," said Davidson. "However, the level of overall economic activity has slowed so dramatically during the fourth quarter, we must accelerate the pace of cost reductions to match demand for our services."

        Commenting on the reduced earnings outlook, Davidson said the impact of the economic downturn is compounded by difficulties associated with severe winter storms that have swept across several states in the railroad service area. Moreover, fuel prices continue to remain far above where they were last year. Average fuel prices in the fourth quarter are expected to be about 70 percent above the same period in 1999.

        Added Davidson: "We have made tremendous strides in our service quality and reliability over the past two years. When combined with our unparalleled rail franchise and diverse commodity mix, we are confident that today's actions will keep us on track to make even more strides in improving the quality of our service while helping to offset some of the impact of a difficult economy and position us to take advantage of opportunities as the economy rebounds."

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        This press release may contain statements about the Corporation's future
that  are  not   statements   of   historical   fact.   These   statements   are
"forward-looking statements" for purposes of applicable securities laws, and are based on current information and/or management's good faith belief as to future
events.   Forward-looking   statements  include  projections  and  estimates  of
earnings,  revenues,   cost-savings,   employment  levels,  expenses,  or  other
financial items; statements of management's plans, strategies and objectives for future operation, and management's expectations as to future performance and operations and the time by which objectives will be achieved; and statements regarding future economic, industry or market conditions or performance.

        Forward-looking statements are subject to risks and uncertainties. Actual performance or results could differ materially from that anticipated by the forward-looking statement. Important factors that could cause such differences include the Corporation's success in implementing its financial and operational initiatives; the impact of industry competition, conditions, performance and consolidation; legislative and/or regulatory developments, including initiatives to re-regulate the rail business; natural events such as severe weather, floods and earthquakes; adverse general economic conditions, both within the United States and globally; changes in fuel prices; changes in labor costs; labor stoppages; and the outcome of claims and litigation.

        Forward-looking statements speak only as of the date the statement was made. The Corporation assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If the Corporation does update any forward-looking statement, no inference should be drawn that the Corporation will make additional updates with respect to that statement or any other forward-looking statements.

CONTACT:

Media Relations:
        Bob Turner:  402 - 271-5255
        John Bromley:  402 - 271-3475

Investor Relations:
        Beth Whited:  402 - 271-4227